PricewaterhouseCoopers LLP 1300 S.W. Fifth Ave. Suite 3100 Portland OR 97201-5687 Telephone (971) 544 4000 Facsimile (971) 544 4100 www.pwc.com

June 2, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by PacifiCorp (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of PacifiCorp dated May 31, 2006. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the May 10, 2006 election of PacifiCorp to change its fiscal year-end from March 31 to December 31.

Very truly yours,

PricewaterhouseCoopers LLP